Exhibit 3.3 - Certificate of Amendment of the Articles of Incorporation

                       CERTIFICATE OF AMENDMENT        FILED # C34719-01
                                OF THE                        ----------
                      ARTICLES OF INCORPORATION           FEB 13 2003
                                  OF                   IN THE OFFICE OF
                            EZ TRAVEL, INC.               Dean Heller
                                               DEAN HELLER SECRETARY OF STATE


(Pursuant to NRS 78.385 and 78.390 -- After Issuance of Stock)

     We the undersigned do hereby certify that:

     1. EZ Travel, Inc. (the "Corporation") is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on December 27, 2001, file number:
#C34719-01.

     2. The Articles of Incorporation are hereby amended by deleting the existing ARTICLE I entitled "Name of Company" and replacing it in its entirety with the following amendment:

     ARTICLE 1: The name of Company:

                     World Information Technology, Inc.

     3. This amendment to the Articles of Incorporation has been duly adopted in accordance General Corporation Law of the State of Nevada.

     4. The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 3,600,000 that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     5. The number of shares voted for such amendments was 2,800,000 (77.7%) and the number voted against such amendment was 0 (0%).

     The undersigned has signed these Articles on February 13, 2003.


/s/ Edward C. Zimmerman, III
----------------------------
By: Edward C. Zimmerman, III
Title: President and Secretary


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